Exhibit 10.19

SB Financial Group, Inc.

First Amendment of the

Amended Supplemental Executive Retirement Plan Agreement

This First Amendment of the Amended Supplemental Executive Retirement Plan Agreement (this “Amendment”) is entered into as of this 14th day of May, 2021, by and between SB Financial Group, Inc. (the “Company”), and Mark A. Klein, its Chairman, President and Chief Executive Officer (the “Executive”).

Whereas, the Executive and the Company entered into an Amended Supplemental Executive Retirement Plan Agreement dated as of January 22, 2018 (the “SERP”), and

Whereas, the Executive and the Company desire now to amend the SERP.

Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows.

1. Increased Retirement Benefit Arising from Change in Control.   Section 3.6(a) shall be replaced by the following revised Section 3.6(a).

(a)	In the event of the Executive’s Termination without Cause within 24 months after the date of a Change of Control, the Executive shall become entitled to receive a Retirement Benefit, calculated using the Executive’s Annual Direct Salary measured on the date of Change of Control increased for an additional assumed three Years of Service by the average annual rate of increase in the Executive’s Annual Direct Salary since the Executive became President and Chief Executive Officer in 2010. For example, assume that a Change of Control occurs on January 1, 2021, and the Executive’s Annual Direct Salary is $396,378 on the date of Change of Control. Assume that the average annual rate of increase of the Executive’s Annual Direct Salary was 6% during his tenure as President and Chief Executive Officer through the date of Change of Control. For purposes of calculating the Executive’s Retirement Benefit, the Executive’s Annual Direct Salary on the date of the Change of Control would increase by 6% annually for an additional assumed three Years of Service. In year one of the additional assumed three Years of Service, the Executive’s Annual Direct Salary would increase by 6% to $420,161; in year two of the additional assumed three Years of Service, the Executive’s Annual Direct Salary would increase by 6% to $445,370; and in year three of the additional assumed three Years of Service, the Executive’s Annual Direct Salary would increase by 6% to $472,093. The Executive’s Retirement benefit payable pursuant to Section 3.6(a) would thus be calculated as if the Annual Direct Salary was $472,093 and the enhanced Retirement Benefit is $118,023. The benefit payable pursuant to this Section 3.6 shall be paid as described in Section 3.1 following the Executive’s Termination after the Change of Control.

2. The SERP remains in full force and effect. As amended by this Amendment, the SERP shall remain in full force and effect.

In Witness Whereof, the Executive and a duly authorized officer of the Company have executed this First Amendment of the Amended Supplemental Executive Retirement Plan Agreement as of the date first written above.

Executive:		Company:

SB Financial Group, Inc.

By:	/s/Mark A. Klein	By:	/s/ Anthony V. Cosentino
	Mark A. Klein	Its:	Executive Vice President and Chief Financial Officer